Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

September 19, 2011

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

As counsel to The Goldman Sachs Group, Inc. (the “Company”) and Goldman Sachs Capital I, Goldman Sachs Capital II, Goldman Sachs Capital III, Goldman Sachs Capital IV, Goldman Sachs Capital V and Goldman Sachs Capital VI (each, an “Issuer Trust”) in connection with the registration under the Securities Act of 1933 of the Company’s Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock, Depositary Shares and Common Stock, and the Issuer Trusts’ Capital Securities and the guarantee thereof by the Company (collectively, the “Securities”), pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussion set forth under the heading “United States Taxation” therein is our opinion, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In addition, if a prospectus supplement relating to the offer and sale of any particular Security is prepared and filed by the Company or an Issuer Trust with the Securities and Exchange Commission on a future date and the prospectus supplement contains our opinion and a reference to us, this consent shall apply to our opinion and the reference to us in substantially such form. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP